AMENDMENT TO SHORT-TERM COMMON STOCK PURCHASE WARRANT
This AMENDMENT TO SHORT-TERM COMMON STOCK PURCHASE WARRANT (the “Amendment”) is entered into effective as of February 6, 2020, by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Company”), and the holder named on the signature page hereto (the “Holder”).
WHEREAS, the Company issued to the Holder a Short-term Common Stock Purchase Warrant, dated March 18, 2019 (the “Warrant”) pursuant to which the Holder is currently entitled to purchase from the Company shares of the Company’s common stock pursuant to the terms and conditions set forth in the Warrant;
WHEREAS, pursuant to Section 5(l) of the Warrant, the amendment or waiver of any term of the Warrant must be in writing and signed by Holder and Company; and
WHEREAS, the Company and Holder desire to amend the Warrant to extend the exercise period of the Warrant.
NOW THEREFORE, for good and adequate consideration, the sufficiency of which is hereby acknowledged, the Company and Holder each agree as follows:
1.Unless otherwise indicated herein, words and terms that are defined in the Warrant shall have the same meaning where used in this Amendment.
2.The first paragraph of the Warrant is hereby amended and restated as follows:
“THIS SHORT-TERM COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the eighteen (18) month anniversary of the Initial Exercise Date (the “Termination Date”), unless sooner terminated pursuant to Section 2(f) hereof; provided that, if such Termination Date is not a Trading Day, the Termination Date should be the immediately following Trading Day, but not thereafter, to subscribe for and purchase from Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), up to _____ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).”
Except as specifically amended by this Amendment, all terms and conditions of the Warrant shall remain in full force and effect and shall not be affected by this Amendment. This Amendment shall be governed by and construed under the laws of the State of New York. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to Short-Term Common Stock Purchase Warrant as of the day and year first written above.
Innovate Biopharmaceuticals, Inc.
By:
Name: Edward J. Sitar
Title:     Chief Financial Officer

Holder
By:
Name:
Title: